Sheet1

MuniHoldings New Jersey Insured Fund, Inc.
File Number: 811-8621
CIK Number: 1053988
For the Period Ending: 07/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended July 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/13/2001	$ 4,000	Puerto Rico Commonwealth	2.95%	12/01/2015

Last Updated on 09/28/2001
By Karen Lang